Exhibit 99.1

QUALSTAR REPORTS RESULTS FOR THE PERIOD ENDED MARCH 31, 2016;

CONTINUES TO REDUCE OPERATING EXPENSES AND BROADEN PRODUCT OFFERINGS

Simi Valley, Calif., May 12, 2016 — Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported financial results for the first quarter ended March 31, 2016 .

Results for the Three Months Ended March 31, 2016 vs 2015 (in thousands, except per share amounts)

●	Revenue decreased 23%, or $655, to $2,150 from $2,805
●	Gross profit decreased 29%, or $268, to $649 from $917
●	Total operating expenses decreased 23%, or $310, to $1,064 from $1,374
●	Net loss was $414, or ($0.03) per basic and diluted share versus $487, or ($0.04) per basic and diluted share, a 15% decrease in net loss
●	Cash and cash equivalents at March 31, 2016 was $3,746 versus $3,963 at December 31, 2015

Highlights for the Quarter Ended March 31, 2016

●

Qualstar has completed the launch of the competitively priced Q-series product line with the introduction of the Q80 in January 2016. The Q80 is scalable; therefore, it offers data storage capacity to markets from mid-size to enterprise. The significant increase in the data transfer rate of the Q80 makes it comparable to the spinning disc.

●

The release of the LTO 7 has sparked new interest in tape-based storage solutions. With 6TB native capacity per cartridge and 300 MB/sec data transfer rate, robotic tape libraries can now compete with low end HDD RAID systems and offer the best cost ratio per TB.

●	N2 Power, Qualstar’s power supply segment, had an increase in open orders of 49% or $696 thousand, to $2,107 thousand at March 31, 2016 from $1,411 thousand at December 31, 2015.
●	N2 Power officially kicked off its new engineering and product development footprint in Singapore.

“Despite the challenging business climate, we continue to strengthen our product offerings, reduce our costs, and lay the foundation for future growth,” stated Mr. Steven N. Bronson, CEO and President of Qualstar.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements.These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The information contained in this press release is as of the date of this press release. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Transition Report on Form 10-KT for the transition period July 1, 2015 to December 31, 2015, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such Form 10-KT, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer and President

Qualstar Corporation

805.583.7744 ext. 154

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net revenues	$2,150	$2,805
Cost of goods sold	1,501	1,888
Gross profit	649	917
Operating expenses:
Engineering	395	314
Sales and marketing	300	452
General and administrative	369	608
Total operating expenses	1,064	1,374
Loss from operations	(415)	(457)
Other income (expense)	1	(30)
Loss before income taxes	(414)	(487)
Provision for income taxes	—	—
Net loss	$(414)	$(487)
Loss per common share:
Basic and diluted	$(0.03)	$(0.04)
Weighted average common shares outstanding:
Basic and diluted	12,253	12,253

QUALSTAR CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$3,746	$3,963
Accounts receivables, net	1,334	1,630
Inventories, net	2,218	2,444
Prepaid expenses and other current assets	225	219
Total current assets	7,523	8,256
Non-current assets:
Property and equipment, net	426	446
Other assets	35	25
Total assets	$7,984	$8,727

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$656	$756
Accrued payroll and related liabilities	289	332
Deferred service revenue, short term	899	994
Other accrued liabilities	326	467
Total current liabilities	2,170	2,549
Long term liabilities:
Other long term liabilities	63	27
Deferred service revenue	117	104
Total long term liabilities	180	131
Total liabilities	2,350	2,680

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued	—	—
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of March 31, 2016 and December 31, 2015	19,062	19,061
Accumulated deficit	(13,428)	(13,014)
Total shareholders’ equity	5,634	6,047
Total liabilities and shareholders’ equity	$7,984	$8,727

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